EXHIBIT  10.2

SETTLEMENT AGREEMENT AND GENERAL RELEASE

                WHEREAS, Todd M. DeMatteo ("DeMatteo") has filed a claim with the American Arbitration Association ("AAA") (No.121160063703) against DiaSys Corporation, a Delaware corporation ("Employer" or "DiaSys") alleging breach of employment contract; and

                WHEREAS, the Employer and DeMatteo agree that a settlement and resolution of their differences on the terms described below would best serve their individual interests,

                NOW, THEREFORE, the Employer and DeMatteo agree to the following as of July 14, 2004, the Effective Date hereof ("Effective Date"):

                1.                The Employer agrees to pay DeMatteo the gross sum of Two Hundred Thousand Dollars ($200,000.00), less the employee's share of customary employment related taxes and withholding for the severance compensation portion and the sum of Seventy Eight Thousand Dollars ($78,000.00) as reimbursement for payment of attorney's fees and AAA fees, on or before August 16, 2004, and a further sum of Two Hundred Thousand Dollars ($200,000.00) less the employee's share of customary employment related taxes and customary withholding for the severance compensation portion, on or before September 16, 2004. DeMatteo shall provide to DiaSys documentation necessary to satisfy federal and Connecticut withholding requirements if DiaSys so requests. DeMatteo agrees to provide to DiaSys a signed withdrawal of his claim against DiaSys before the AAA (No. 121160063703) and in Connecticut Superior Court, J.D. at Waterbury (No. CV03-0177184), together with executed Releases of Liens sufficient to release all liens on any property, goods, or patents of DiaSys to be held in escrow by Employer's counsel, Robert B. Cohen. Until the settlement amount of Four Hundred Seventy Eight Thousand Dollars ($478,000.00) is paid in full to DeMatteo, said withdrawal of action and Releases of Liens shall not be filed. After proof of payment of all sums to DeMatteo, Robert B. Cohen will file the same with the appropriate parties or offices. Thereafter, DeMatteo shall execute and deliver to Robert B. Cohen any further releases as shall be necessary to fully release and discharge all liens and claims in favor of DeMatteo.

                2.                 All payments shall be made to Durant, Nichols, Trustee for Todd M. DeMatteo and shall be sent via wire transfer to DeMatteo at: Westport National Bank, Fairfield, Connecticut to Durant, Nichols Escrow Account, ABA # 021113251, Escrow Account # 1054196.

                3.                 Employer agrees that in the event it fails to pay to DeMatteo the sum of Two Hundred Seventy Eight Thousand Dollars ($278,000.00) on or before August 14, 2004 and such failure continues for three (3) business days after receipt by Employer of a notice from DeMatteo that such amount has not been paid (such notice to be served by either certified mail - return receipt requested or nationally recognized overnight courier, directed to the Employer with a copy to the attorneys for the Employer and served in the same manner), the parties hereby stipulate to judgment in favor of DeMatteo, filed by DeMatteo in the Connecticut Superior Court, Judicial District of Waterbury, in DeMatteo v. DiaSys Corporation, No. CV03-0177184, without requirement of further notice of one party to the other, without any right to an adversarial hearing of any nature, and without any appeal, set-off, counter-claim, or defense of any nature or type by Employer, for the sum of Eight Hundred Seventy Five Dollars ($875,000.00), in accordance with the attached stipulated judgment signed by counsel for both parties (attached as Exhibit C) to be held in escrow by DeMatteo's counsel, Christopher M. Hodgson, and to be filed only if Employer fails to make the payment described herein. Employer shall also pay DeMatteo's attorneys' fees and all costs incurred in entering and collecting the judgment.

                 4.                 Employer agrees that in the event it fails to pay to DeMatteo the sum of Two Hundred Thousand Dollars ($200,000.00) due on or before September 16, 2004 and such failure continues for three (3) business days after receipt by Employer of a notice from DeMatteo that such amount has not been paid (such notice to be served by either certified mail - return receipt requested or nationally recognized overnight courier, directed to the Employer with a copy to the attorneys for the Employer and served in the same manner), the parties hereby stipulate to judgment in favor of DeMatteo, to be filed by DeMatteo in the Connecticut Superior Court, Judicial District of Waterbury, in DeMatteo v. DiaSys Corporation, No. CV03-0177184, without requirement of further notice of one party to the other, without any right to an adversarial hearing of any nature, and without any appeal, set-off, counter-claim, or defense of any nature or type by Employer, for the sum of Five Hundred Seventy Five Thousand Dollars ($575,000.00), in accordance with the attached stipulated judgment signed by counsel for both parties (attached as Exhibit D) to be held in escrow by DeMatteo's counsel, Christopher M. Hodgson, and to be filed only if Employer fails to make the payment described herein. Employer shall also pay DeMatteo's attorneys' fees and all costs incurred in entering and collecting the judgment.

                 5.                 In consideration for the payments and benefits described in Paragraph 1 and for other valuable consideration contained herein, DeMatteo, hereby for himself, his heirs, executors, administrators, successors and assigns, releases and forever discharges Employer, and all of its present or former officers, directors, employees, attorneys, agents and all of its subsidiaries and affiliates (collectively "Released Parties"), of and from all claims or causes of action or other demands whatsoever known and unknown, including but not limited to those arising out of and/or related to the complaint filed with the AAA (No. 12116006370) and/or any other claim, which has previously arisen or could have arisen in any manner against the Released Parties including but not limited to those arising out of and/or related to his employment relationship with the Employer, the termination of that relationship, or any claims of tortious injury, or damages or otherwise from the beginning of the world through the date hereof. DeMatteo further covenants and agrees that he will not file, initiate, or cause to be initiated, or induce or encourage any other person or entity to file, initiate, cause, or permit to be initiated, any claim or cause of action of any type against Employer by, with or through any third party. DeMatteo understands and acknowledges that this is a general release and he intends to be bound by same. Notwithstanding the foregoing, nothing in this Agreement shall impede, limit or invalidate any rights, entitlements or prerogatives which DeMatteo has as a shareholder of the Employer. This Section shall not be construed to release any liabilities and/or obligations of Employer as set forth in this Agreement, which matters are explicitly reserved.

                6.                 In consideration for the withdrawal of DeMatteo's claims described in Paragraphs 1 and for such other valuable consideration expressed in this Agreement, Employer, hereby for itself, its present or former officials, directors, employees, agents, and all of its subsidiaries and affiliates, releases and forever discharge DeMatteo, and all of his heirs, executors, administrators and assigns (collectively "Released Parties"), of and from all claims or causes of action or other demands whatsoever, including but not limited to any claims which have previously arisen or could have arisen out of DeMatteo's employment relationship with the Employer or the termination of that relationship, any claims of breach of employment agreement or restrictive covenants, or any claims relating to DeMatteo's service as a Director of the Employer, and shall provide a signed withdrawal of its appeal in DeMatteo v. DiaSys Corporation (A.C. No. 24730) by July 23, 2004 to DeMatteo's counsel, Christopher M. Hodgson. Employer further covenants and agrees that it will not file, initiate, or cause to be initiated, or induce or encourage any other person or entity to file initiate, cause or permit to be initiated any claim or cause of action of any type against any Released Party by, with or through any third party. This Section shall not be construed to release any liabilities and/or obligations of DeMatteo as set forth in this Agreement, which matters are explicitly reserved. Employer shall pay any outstanding American Arbitration Association invoices in Case No. 12116006703.

                7.                 Nothing herein shall be deemed to release such obligations as the Employer may have to defend, indemnify and hold DeMatteo harmless from any actions as provided by Delaware corporate law or, the Employer's bylaws in effect as of January 30, 2003 provided nothing herein shall be deemed to create such an obligation. Employer shall provide DeMatteo with such other protections and assurances to the same extent as Employer agreed to provide to those Directors who resigned on or about January 17, 2003 to the extent that coverage is available.

                8.                 NON-COMPETE PROVISIONS

                a.                 In further consideration for the Employer's promises and obligations to DeMatteo as contained in this Agreement, DeMatteo agrees that he will not, alone or together with any other person, firm or other entity manufacture, market and/or sell products which compete with any of Employer's products set forth in Exhibit(s) A to this Agreement (which is made a part hereof as more fully set forth herein). The products and technology and improvements thereto covered by this non-compete provision are set forth in Exhibit(s) A to this Agreement which is made a part hereof as more fully set forth herein. This covenant not to compete shall expire upon the earlier of: (a) two (2) years after the execution of this Agreement (July 16, 2006), (b) the date upon which the Employer files for a petition of bankruptcy or similar protection; (c) the date upon which Employer ceases operations, excluding merger or acquisition; (d) the date upon which any involuntary petition of bankruptcy is filed against Employer and such petition is not removed within sixty (60) days thereafter.

                b.                 In the event the restrictions contained in this Section shall be determined by a court of competent jurisdiction to be partially or totally invalid or unenforceable by reason of the duration in time or because of the scope of activities prohibited thereby, or for any reason, then and only then such restriction shall be deemed modified to the minimum extent necessary to render them valid and enforceable for the maximum duration and scope for which they could legally be made and enforced under the laws of such jurisdiction.

                c.                 Notwithstanding any wording of the preceding paragraphs of this Agreement to the contrary, Mr. DeMatteo may engage in the business of investment banking and consult or perform work for any company as long as he is not competing in any capacity in the selling, developing manufacturing or distributing any of the products identified in Exhibit(s) A.

                d.                 DeMatteo agrees for himself, his heirs, successors and assigns that if he commits a violation of the prohibited acts set forth in paragraphs 8 a. above and the violations are upheld by a court of competent jurisdiction and damages are awarded to DiaSys Corporation as a result of said acts, then DeMatteo shall pay any judgment of damages awarded by a competent Court. DeMatteo agrees that jurisdiction of any claims under this paragraph is in the Connecticut courts and that service can be made upon DeMatteo wherever located.

                e.                 In addition to damages for any violation of the non-compete provisions above, DiaSys shall be entitled to an award from DeMatteo for attorneys' fees and costs of suit and DeMatteo agrees that he will consent to jurisdiction for any claims by DiaSys for an injunction against the prohibited acts. The prevailing party shall be entitled to attorneys' fees and costs. DeMatteo agrees he will consent to jurisdiction in Connecticut with regard to the injunction hearing.

                9.                 In further consideration of Employer's promises and obligations contained in this Agreement, DeMatteo, for himself or any other entity, during the term of such non-compete provision defined in Paragraph 8 above, shall not solicit business OF ANY TYPE with any of Employer's distributors or current employees or solicit for employment such employees, with the exception of Hua Sin Science Co., LTD in China with whom DeMatteo has a special relationship, but subject nevertheless to DeMatteo's obligations under Paragraph 8 hereto.

                10.               Employer agrees not to publish orally or in writing any statement or information relative to DeMatteo or this Agreement without DeMatteo's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any press release issued shall be in writing and shall be signed by DeMatteo and an authorized officer of the corporation and as attached hereto as Exhibit B.

                11.               It is mutually agreed that this Agreement does not constitute an admission of wrongdoing by the Employer or DeMatteo of any type.

                12.               Each party acknowledges that entering this Agreement is wholly his or its free act and deed, undertaken with full understanding and appreciation of the act and its ramifications and only after he or it has had an opportunity to consult with his advisor(s), legal and otherwise, and is free from coercion or persuasion of any kind.

                13.               This agreement supersedes any and all other written or oral agreements or representations between the parties and cannot be amended except in a specific writing executed by all parties either personally, or in the case of a corporate party, by a duly authorized representative.

                14.               The parties agree that the provisions of this Agreement are severable and that if any of its terms are deemed unenforceable, the remaining provisions of the Agreement shall remain in effect.

                15.               The provisions of this Agreement shall be interpreted in accordance with the laws of the State of Connecticut. Any action or proceeding to enforce or interpret this Agreement shall be brought in Connecticut Superior Court of United States District Court for the State of Connecticut.

                16.               The Employer's rights and obligations hereunder may be freely assigned to any acquirer of the Employer.

                17.               DeMatteo represents and warrants that he has not assigned any claims or liens or interests therein, including but not limited to those to be released pursuant to this Agreement against the Employer or its property to any other person.

                18.               DeMatteo represents and warrants that he knows of no actual, pending or threatened action against Employer other than those which DeMatteo has already brought.

                19.               DiaSys represents and warrants that it has no knowledge of any claims or facts which individually or in the aggregate could be construed to be the basis for a claim against DeMatteo and in favor of any person or entity which is not released by this Agreement.

                Dated as of July 16, 2004.

Witness:	TODD DEMATTEO

S/CHRISTOPHER HODGSON	S/TODD DEMATTEO

Date: 7/16/04

DIASYS CORPORATION

S/CHRISTOPHER HODGSON	By: S/GREGORY WITCHEL Gregory Witchel, President/CEO Date:7/16/04

STATE OF CONNECTICUT)
	) ss.	Farmington	July 16, 2004
COUNTY OF HARTFORD )

                On this the 16th day of July, 2004, before me, the undersigned officer, personally appeared TODD DEMATTEO, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

                In Witness Whereof, I hereunto set my hand.
S/CHRISTOPHER HODGSON
Commissioner of the Superior Court

STATE OF CONNECTICUT)
	) ss.	Farmington	July 16, 2004
COUNTY OF HARTFORD )

                On this the 16th day of July, 2004, before me, the undersigned officer, personally appeared GREGORY WITCHEL, PRESIDENT/CEO of DIASYS CORPORATION, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

                In Witness Whereof I hereunto set my hand.

S/ROBERT B. COHEN
Commissioner of the Superior Court